Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements on Forms S-3 (Nos. 333-183344, 333-196587), Form S-4 (No. 333-104818) and Forms S-8 (Nos. 333-65516, 333-152769, 333-161395, 333-171721, 333-184002, 333-196044, 333-197938) of Old National Bancorp of our report, dated February 25, 2015, with respect to the consolidated financial statements of Old National Bancorp and the effectiveness of internal control over financial reporting, which report appears in this Annual Report on Form 10-K of Old National Bancorp for the year ended December 31, 2014.

Crowe Horwath LLP

Indianapolis, Indiana

February 25, 2015